FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of February 3, 2006, by and between each entity listed on Exhibit A hereto (each a "Fund", collectively the "Funds"), and The Bank of New York, a New York banking organization ("BNY"). As used herein, the term "Agreement" shall mean this agreement and any exhibits and schedules attached hereto and any amendments to any of the foregoing executed in accordance with the terms of this agreement.

WITNESSETH:

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a "Series") the services described herein, and BNY is willing to provide such services, all as more fully set forth below; and

WHEREAS, the parties agree that this Agreement shall replace the Fund Accounting Agreement between BNY and certain of the Funds dated as of November 7, 2002.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

l.Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.Representations and Warranties.

(a)Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)This Agreement has been duly authorized, executed and delivered by the

Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(iii)It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)To the extent the performance of any services described in Schedule Il attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

(b)BNY hereby represents and warrants, which representations and warranties shall be continuing that:

(i)It is a bank having the qualifications prescribed in paragraph (l) of section 26(a)

of the 1940 Act;

(ii)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(iii)It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted.

(iv)this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment, or contract binding on BNY prohibits BNY's execution or performance of this Agreement.

3.Delivery of Documents.

(a)Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)The Fund's articles of incorporation or other organizational document and all amendments thereto (the "Charter");

(ii)The Fund's bylaws (the "Bylaws");

(iii)Resolutions of the Fund's board of directors or other governing body (the "Board") authorizing the execution, delivery and performance of this Agreement by the

Fund;

(iv)The Fund's registration statement most recently filed with the

Securities and Exchange Commission (the "SEC") relating to the shares of the Fund (the "Registration Statement");

(v)The Fund's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi)The Fund's Prospectus and Statement of Additional Information pertaining to each Series (collectively, the "Prospectus").

(b)Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c)It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4.Duties and Obligations of BNY

(a)Subject to the direction and control of each Fund's Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule Il attached hereto.

(b)In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund's financial records or other services normally performed by the Funds' respective counsel or independent auditors.

(d)Upon receipt of a Fund's prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate (hereinafter referred to as an "Agent"). Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. (hereinafter referred to as a "BNY Affiliate"). BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any Agent utilized hereunder (other than a BNY Affiliate) so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.

(e)Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In performing services hereunder, BNY may rely, in whole or in part, upon information obtained from a third-party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable. BNY shall not be liable for any loss, damage or expense incurred as a result of errors or omissions contained in any pricing or other information provided by any such third-party service authorized by the Fund, provided, however, that BNY will exercise reasonable care in utilizing any such information.

(f)Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund,

(h)BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY's performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith pursuant to such instructions. Such application for instructions shall set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(i)BNY may apply to and obtain the advice and opinion of Fund counsel or its own counsel and shall be entitled to rely on the advice or opinion of such counsel. BNY agrees to use reasonable commercial efforts to notify the Fund prior to contacting Fund counsel pursuant to the immediately preceding sentence, provided, however, that if prior notification is not possible or desirable under the circumstances, BNY agrees to use reasonable commercial efforts to provide subsequent notice to the Fund. The costs associated with obtaining such advice shall be borne by BNY unless BNY has received written consent of the Fund to charge such costs to the Fund.

(j)Notwithstanding any other provision contained in this Agreement or Schedule I or Il attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k)BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and Il attached hereto and as may be otherwise required by law, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l)BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund. BNY agrees to advise the Fund if an expected interest payment is greater than 30 days past due.

(n)Neither party shall be responsible for delays or errors which occur by reason of circumstances beyond its control, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood, or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

(o)BNY will maintain throughout the term of this Agreement, such information security processes and procedures which it reasonably believes to be necessary and appropriate to ensure the security and confidentiality of customer data maintained on its computer systems and prevent unauthorized access to, use or disruption of such systems. Such procedures shall be consistent with any statue or regulation to which BNY is subject that imposes information security standards.

(p)BNY will maintain throughout the term of this Agreement, such contingency plans as it reasonably believes to be necessary and appropriate to recover its operations from the occurrence of a disaster and which are consistent with any statue or regulation to which it is subject that imposes business resumption and contingency planning standards. BNY agrees to provide the Funds with a summary of its contingency plan as it relates to the systems used to provide the services hereunder and to provide the Funds with periodic updates of such summary upon the Funds' reasonable request.

5.Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund's shareholders, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6.Compliance Services.

(a)If Schedule I contains a requirement for BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the "Compliance Services"). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and each Fund, and the results of BNY's Compliance Services shall be detailed in a compliance summary report (the "Compliance Summary Report") prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule l.

(b)The Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition within two business days after discovery thereof.

(c)While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations, or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund's sole and exclusive remedy and BNY's sole liability shall be limited to re-performance by BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7.Standard of Care; Indemnification.

(a)Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities, or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY's own fraud, negligence or wilful misconduct. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, unless such loss, damage or expense arises out of the fraud, negligence or willful misconduct of BNY. Neither party hereto shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the party affected shall use reasonable best efforts to resume performance as soon as practicable under the circumstances.

(b)Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees directly related thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund's Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;

(ii)Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund without negligence or willful misconduct;

(iii)Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund (obtained at the Fund's expense) or

BNY's own counsel (obtained at BNY's expense);

(iv)Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement,

(v)The method of valuation of the securities and the method of computing each Series' net asset value; or

(vi)Any valuations of securities or net asset value provided by a Fund.

(c)Whenever any claim arises for indemnification under this Agreement, BNY shall give prompt notice of the claim (the "Notice of Claim") to the applicable Fund, and, when known, the facts forming the basis for such claim. If the facts giving rise to a claim for indemnification shall involve any claim or demand by any third party against BNY, the Fund shall be entitled (without prejudice to the right of BNY to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing, if it gives written notice of its intention to do so to BNY within twenty (20) days after the Notice of Claim is given. BNY shall cooperate in the defense of the claim, and BNY shall not settle or compromise any claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld, unless suit shall have been instituted against BNY and the Customer has not, within twenty (20) days after having been given Notice of Claim, assumed control of such suit as provided in this paragraph (c); provided, that BNY may settle or compromise any claim without such consent, if BNY does not seek indemnification for such claim.

(d)Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be genuine or bearing the signature of a person or persons believed by BNY in good faith to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund (obtained at the Fund's expense) or BNY's own counsel (obtained at BNY's expense), shall be conclusively presumed to have been taken or omitted in good faith.

(e)Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events;

(c)the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

8.Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (including, by way of example and not limitation, telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs, but exclusive of overhead for office space and supplies and employee salaries) as are incurred by BNY in performing its duties hereunder. BNY agrees, upon a Fund's reasonable request, to provide it with documentation (including receipts) pertaining to such out-of-pocket expenses. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to each Fund invoices for services rendered and upon approval of such invoice by such Fund, debit its custody account for the total amount due. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

9.Term of Agreement.

(a)This Agreement shall continue until terminated by either BNY giving to a Fund, or a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination for services performed pursuant to this Agreement, and shall reimburse BNY for any disbursements and out-of-pocket expenses made or incurred by BNY and payable or reimbursable hereunder. BNY agrees upon termination to provide to each Fund, for approval (which approval shall not be unreasonably withheld or delayed), an itemized list of outof-pocket expenses and supporting documentation (including receipts where applicable) pertaining to such out-of- pocket expenses.

(b)Notwithstanding the foregoing, BNY may terminate this Agreement upon

30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with BNY, or fail to perform its obligations hereunder in a material respect.

(c)Upon expiration or termination of this Agreement, BNY agrees, upon a Fund's reasonable request and at the Fund's expense, to provide to such Fund all reasonable and necessary assistance and cooperation to transfer and transition responsibility for the performance of the services provided by BNY hereunder to another provider, with the objective of allowing the services to continue without degradation or any material interruption of services.

10.Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund, as indicated in substantially the form of Exhibit B attached hereto. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

11.Entire Agreement: Amendment.

This Agreement shall constitute the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior oral or written agreements in regard thereto, specifically the Administration Agreement among the parties dated June 6, 2005, and the Fund Accounting Agreement dated June 6, 2005. This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund's Board.

12.Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of such Fund's Board. Notwithstanding the foregoing, it is understood and agreed that a Fund may assign to its investment manager ("Manager"), without BNY's consent, all of such Fund' rights and interest in any claim that it may have against BNY hereunder.

13.Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

14.Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15.No Waiver.

Each and every right granted to any party hereunder or under any other document delivered hereunder or in connection herewith, or allowed such party by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

16.Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

Gateway Center Three 100 Mulberry Street Newark, NJ 07102

Attention: Fund

Treasurer cc: Fund Secretary

If to BNY, at

The Bank of New York

One Wall Street

New York, New York 10286

Attention: Managing Director, Mutual Funds Administration

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

17.Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

18.Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

19.Confidentiality.

BNY hereby represents and warrants that it has implemented and shall maintain appropriate measures designed to satisfy the requirements of federal and New York law applicable to BNY with respect to the confidentiality of the portfolio holdings and transactions of each Fund. Upon request, BNY shall annually make available to each Fund such summaries or audit reports, including any SAS 70 report, as BNY generally makes available to its similar customers.

20.Headings.

The headings and captions in this Agreement are for convenience only. They shall not be given any legal effect or be used in the construction of this Agreement.

21.Publicity.

BNY shall not use the name or marks of a Fund, its Manager or any of its affiliates in any advertising, sales or other promotion or publicity material without such party's prior written consent; provided, however, that BNY shall be permitted to list such Fund in its marketing materials as a company for which it provides services.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

THE BANK OF NEW YORK

By:

Title:

By:

on behalf of each Fund identified on Exhibit A attached hereto

THE BANK OF NEW YORK

By:

Title: EDWARD G. McGANN

MANAGING DIRECTOR

EXHIBIT A
Name of Funds
PART I	Date of First Services
Strategic Partners Opportunity Funds
Jennison Select Growth Fund	December 9, 2002
Dryden Strategic Value Fund	December 9, 2002
Strategic Partners Style Specific Funds
Jennison Conservative Growth Fund	November 18, 2002
PART II	Date of First Service
Dryden Core Investment Fund -Short-Term Bond Series
Investment Company	November 7, 2005
Dryden Core Investment Fund-Taxable Money Market Series	June 6, 2005
Dryden Global Total Return Fund, Inc.	June 6, 2005
Dryden Government Securities Trust-Money Market Series	June 6, 2005
Dryden Municipal Bond Fund – Insured Series	June 6, 2005
Dryden Municipal Bond Fund – High Income Series	June 6, 2005
Dryden Short-Term Bond Fund, Inc. – Dryden Short-Term
Corporate Bond Fund	June 6, 2005
Dryden Short-Term Bond Fund Inc. – Dryden Ultra Short
Bond Fund	June 6, 2005
MoneyMart Assets, Inc.	June 6, 2005
Prudential Institutional Liquidity Portfolio, Inc. – Institutional
Money Market Series	June 6, 2005
Prudential World Fund, Inc. – Jennison Global Growth Fund	June 6, 2005
The High Yield Income Fund, Inc.	June 6, 2005
The Prudential Investment Portfolios, Inc. – Dryden Active
Allocation Fund	June 6, 2005
Dryden Small -Cap Core Equity Fund, Inc.	June 27, 2005
Dryden Tax-Managed Funds -Dryden Large Cap Core Equity
Fund	June 27, 2005
Dryden Index Series Fund – Dryden Stock Index Fund	June 27, 2005
Jennison 20/20 Focus Fund	June 27, 2005
Jennison Natural Resources Fund, Inc.	June 27, 2005
Jennison Sector Funds, Inc. – Jennison Financial Services Fund	June 27, 2005
Jennison Sector Funds, Inc. – Jennison Health Services Fund	June 27, 2005
Jennison Sector Funds, Inc. – Jennison Technology Fund	June 27, 2005
Jennison Sector Funds, Inc. – Jennison Utility Fund	June 27, 2005
Jennison Small Company Fund, Inc.	June 27, 2005

Jennison U.S. Emerging Growth Fund, Inc.	June 27, 2005
Exhibit A

Jennison Value Fund	June 27, 2005
The Prudential Investment Portfolios, Inc. – Jennison Equity
Opportunity Fund	June 27, 2005
The Prudential Investment Portfolios, Inc. – Jennison Growth
Fund	June 27, 2005
Dryden Total Return Fund, Inc.	July 25, 2005
Dryden Government Income Fund, Inc.	July 25, 2005
The Prudential Series Fund – Diversified Bond
Portfolio	July 25, 2005
The Prudential Series Fund – Government Income
Portfolio	July 25, 2005
The Prudential Series Fund – High Yield bond
Portfolio	July 25, 2005
Dryden High Yield Fund, Inc.	July 25, 2005
The Prudential Series Fund – Conservative Balanced Portfolio	July 25, 2005
The Prudential Series Fund – Flexible Managed Portfolio	July 25, 2005
The Prudential Series Fund – Global Portfolio	July 25, 2005
The Prudential Series Fund – Jennison 20/20 Focus Portfolio	July 25, 2005
The Prudential Series Fund – Jennison Portfolio	July 25, 2005
The Prudential Series Fund – Natural Resources Portfolio	July 25, 2005
The Prudential Series Fund – Small Capitalization Stock
Portfolio	July 25, 2005
The Prudential Series Fund – SP Prudential U.S. Emerging
Growth Portfolio	July 25, 2005
The Prudential Series Fund – Stock Index Portfolio	July 25, 2005
The Prudential Series Fund – Value Portfolio	July 25, 2005
Prudential's Gibraltar Fund, Inc.	July 25, 2005
Jennison Dryden Asset Allocation Funds – Jennison Dryden
Conservative Allocation Fund	July 25, 2005
Jennison Dryden Asset Allocation Funds – Jennison Dryden
Growth Allocation Fund	July 25, 2005
Jennison Dryden Asset Allocation Funds – Jennison Dryden
Moderate Allocation Fund	July 25, 2005
Cash Accumulation Trust – Liquid Assets Fund	September 12, 2005
Cash Accumulation Trust – National Money Market Fund	September 12, 2005
Dryden California Municipal Fund – California Income Series	September 12, 2005
Dryden California Municipal Fund – California Series	September 12, 2005
Dryden California Municipal Fund – Florida Series	September 12, 2005
Dryden California Municipal Fund – New Jersey Series	September 12, 2005

Dryden California Municipal Fund – New York Series	September 12, 2005
Dryden California Municipal Fund – Pennsylvania Series	September 12, 2005
Dryden National Municipals Fund, Inc.	September 12, 2005
Dryden Tax-Free Money Fund	September 12, 2005
The Prudential Series Fund – Money Market Portfolio	September 12, 2005
The Prudential Series Fund – SP Aggressive Growth Asset
Allocation Portfolio	September 12, 2005
The Prudential Series Fund – SP Balanced Asset
Allocation Portfolio	September 12, 2005
The Prudential Series Fund – SP Conservative Asset
Exhibit A
Page 3
Allocation Portfolio	September 12, 2005
The Prudential Series Fund – SP Growth Asset Allocation
Portfolio	September 12, 2005
Jennison Blend Fund, Inc.	September 12, 2005
The Asia Pacific Fund, Inc.	October 31, 2005

EXHIBIT B

FORM OF AUTHORIZED SIGNATORY LIST

I,, of *, a (State) corporation (the "Fund"), do hereby certify that: The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund's Articles of Incorporation and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY.

Name	Position	Signature

SCHEDULE 1

ADMINISTRATIVE SERVICES

1.Perform for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by each Fund.

2.Subject to approval by such Fund's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund's shareholders, including annual and semiannual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2. Prepare work papers supporting the preparation of annual and semi-annual shareholder reports to shareholders, Form N-Q, Form N- SAR and 24(f)-2.

3.Prepare work papers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund's independent auditors; Items to be included are: wash sales analysis

•qualified dividend income report

•dividend received deduction report

•qualified interest income report fund earnings from US Government securities

•Fund Earnings from municipal securities on a state by state basis.

4.Prepare and, subject to approval of each Fund's Treasurer, disseminate to such Fund's Board quarterly statements of changes in net assets and make presentations to the Board, as appropriate.

5.Prepare statistical reports and complete surveys for the monthly ICI survey and the Quarterly generic survey as required. Others surveys may be added subject with additional fees to be agreed upon.

6.Attend shareholder and Board meetings as requested from time to time.

7.Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files.

8.Such additional services as shall be agreed in writing by BNY and a Fund.

SCHEDULE 11

VALUATION AND COMPUTATION SERVICES

I.BNY shall maintain and provide the following records on a daily basis for each

Series.

1.Report of priced portfolio securities

2.Statement of net asset value per share

II. BNY shall maintain and provide the following records on a monthly basis for each

Series:

1.General Ledger

2.General Journal

3.Cash Receipts Journal

4.Cash Disbursements Journal

5.Subscriptions Journal

6.Redemptions Journal

7.Accounts Receivable Reports

8.Accounts Payable Reports

9.Open Subscriptions/Redemption Reports

10.Transaction (Securities) Journal

11.Broker Net Trades Reports

III.BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a monthly basis for each Series. Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund's Auditors and Prudential Mutual Fund Administration.

IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.Securities bought

2.Securities sold

3.Interest received

4.Dividends received

5.Capital stock sold

6.Capital stock redeemed

7.Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

IV Administer procedures for the tracking of reclaimable and non-reclaimable foreign taxes withheld from dividend income, interest income, and capital gains earned by the Portfolios of The Prudential Series Fund as provided from time to time by such Funds.